Exhibit 10.5

PROMISSORY NOTE AND AMENDMENT

$550,000	July 6, 2022
New York, NY

Reference is hereby made to that certain Promissory Note (the “Original Note”) in the initial principal amount of $2,630,000 by Clearday, Inc. (“Borrower”) payable to the order of A.G.P./Alliance Global Partners (“Lender”) and that certain Advisory Agreement dated July 25, 2019 by and between Lender and AIU Alternative Care, Inc., a Subsidiary of Borrower, as amended by an Addendum to Advisory Agreement dated as of November 1, 2019 (the “Advisory Agreement”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the payment by Borrower to Lender of $175,000 on the date of this Promissory Note and Modification (this “Note”) the Borrower, on behalf of itself and its subsidiaries, and Lender hereby agree as follows:

I. Original Note Modification.

The obligations under the Original Note is reduced to $550,000 and the payment terms and the Original Note is amended and restated in its entirety to read as provided in this Section I.

FOR VALUE RECEIVED, Clearday, Inc., a Delaware corporation (along with its subsidiaries, “Borrower”), promises to pay to A.G.P./Alliance Global Partners (“Lender”), the principal sum first set forth above (the “Loan Amount”) at Lender’s office, or at such other place as Lender may from time to time designate in writing, in lawful money of the United States, together with all accrued interest thereon as provided in this Promissory Note and Modification (this “Note”), and all other amounts due and payable under this Note, as they may be amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms.

1. Interest. Except as otherwise provided in this Note, the outstanding Loan Amount shall accrue interest at a rate per annum equal to two percent (2%) (the “Interest Rate”) from the Initial Payment Date (as defined below) until the entire Loan Amount, all accrued and unpaid interest thereon, and all other amounts and indebtedness payable under this Note, are paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

2. Computation of Interest. All computations of interest shall be made on the basis of the actual number of days elapsed in a year of 365 days. Interest shall commence to accrue on the Loan Amount on the Initial Payment Date, and shall not accrue on the Loan Amount on the day on which it is paid if payment is made to Lender prior to 12:00 p.m. Pacific time. Any payment of principal on this Note after 12:00 p.m. Pacific time on any Business Day shall be credited against this Note on the next Business Day and interest will continue to accrue until so credited. As used herein, “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

3. Maturity Date. On the earlier of (i) March 31, 2023 (the “Maturity Date”) and (ii) the date on which all amounts under the Note shall become due and payable pursuant to Section 7, the aggregate amount of the then outstanding and unpaid Loan Amount, together with all accrued and unpaid interest thereon, shall become immediately due and payable in full.

4. Prepayments. Borrower may make voluntary prepayments of the principal balance of this Note, in full at any time or in part from time to time, without premium or penalty; provided, however, that Borrower shall be required to prepay the then outstanding principal balance of this Note with 25% of the net proceeds (which shall be deemed gross proceeds minus direct selling costs, expenses and commissions) received, directly or indirectly, by Borrower and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt), less any selling commissions.

5. Application of Payment. All payments made hereunder shall be applied: first, to the payment of any fees or charges outstanding hereunder, as determined by Lender in its sole discretion; second, to accrued interest at the Interest Rate or the Default Rate, as applicable; and third, to the payment of the principal amount outstanding under this Note. However, after an Event of Default, all payments made hereunder may be applied by Lender in such order, priority and in such proportion as Lender shall elect in its sole discretion. No amount repaid hereunder may be re-borrowed.

6. Default Interest. If any amount payable under this Note is not paid when due (without regard to any applicable grace periods), whether at the stated maturity, by acceleration or otherwise, the outstanding Loan Amount of this Note shall bear interest at the Interest Rate plus 5% (the “Default Rate”) from the date payment was due until such delinquent payment is paid in full. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or default, and such interest at the Default Rate is a reasonable estimate of those damages and does not constitute a penalty.

7. Events of Default. The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) under this Note:

7.1 Failure to Pay. Borrower fails to pay any principal amount, interest or any other amount when due under this Note.

7.2 Default Under any A.G.P. Agreement. Borrower fails to perform any other obligation set forth in this Note or the Advisory Agreement beyond the expiration of all applicable notice and grace periods.

7.3 Assignment for the Benefit of Creditors. Borrower makes an assignment for the benefit of creditors, or generally fails to pay its debts as they become due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness.

7.4 Bankruptcy. (i) Borrower commences any case, proceeding, petition, or other action seeking appointment of a receiver, liquidator or trustee for Borrower or for all or substantially all of Borrower’s assets; (ii) Borrower is adjudicated as bankrupt or insolvent; (iii) any petition for bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, Borrower; or (iv) any proceeding for the dissolution or liquidation of Borrower is instituted; provided, however, that if such appointment, adjudication, petition or proceeding (each, a “Bankruptcy Action”) was involuntary and not consented to by Borrower, then no Event of Default will be deemed to have occurred if such Bankruptcy Action is discharged, stayed or dismissed within 60 days.

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8. Remedies. Upon the occurrence of an Event of Default and at any time thereafter and during the continuance of such Event of Default, (i) the parties expressly understand and agree that the Deferred Fee Amount shall not be in any way reduced (other than by the Initial Payment) or subject to this Note and the entire unpaid balance on the Deferred Fee Amount shall then again become immediately due and payable and (ii) the Lender may exercise any or all of its rights, powers, or remedies under the Advisory Agreement or applicable law or available in equity. The remedies of Lender, as provided in this Note and the Advisory Agreement, shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

9. No Waiver. No failure to exercise and no delay in exercising on the part offender, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No waiver by Lender of any of its rights or of any such breach, default, or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

10. Waivers. Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of intent to accelerate, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder. Borrower hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption, and homestead now or hereafter provided by the laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the Advisory Agreement.

11. Expenses. Borrower shall reimburse Lender on demand for all out-of-pocket costs, expenses, and fees (including expenses and fees of its counsel) incurred by Lender in connection with the collection of this Note and the enforcement of Lender’s rights hereunder and thereunder.

12. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, equity, tort, or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York without giving effect to its principles of choice of law or conflicts of law.

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13. Jurisdiction and Venue.

13.1 Borrower hereby irrevocably and unconditionally: (a) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in state or federal courts located in the County of New York, State of New York; and (b) submits to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

13.2 Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 14.1 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE ACKNOWLEDGEMENT AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, EQUITY, TORT, OR ANY OTHER THEORY. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN BY BORROWER, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

15. Miscellaneous.

15.1 Time of Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

15.2 Integration. This Note and the documents described herein constitute the entire understanding of Borrower and Lender with respect to the matters discussed herein, and supersede all prior and contemporaneous discussions, agreements, and representations, whether oral or written. This Note may only be modified in a writing signed by Lender, or its loan servicing agent, and Borrower.

15.3 Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.4 Successors and Assigns. This Note may be assigned or transferred, in whole or in part, by Lender to any person at any time without notice to or the consent of Borrower. Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Lender. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

15.5 Sale of Note. Lender shall have the absolute and unrestricted right at any time or from time to time, and without notice to or consent by Borrower, any guarantor, or any other person, to sell or assign all or any portion of this Note, and/or may grant or sell participation interests therein, to one or more persons. Borrower shall, and shall cause any guarantor and indemnitor to, execute, acknowledge, and deliver any and all instruments reasonably requested by Lender to satisfy any purchaser or participant that the unpaid indebtedness evidenced by this Note is outstanding and payable without defense, offset, or counterclaim of any kind on the terms and provisions set out in this Note and the Acknowledgement Agreement. Such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note as such assignee(s) or participant(s) would have if they were the Lender originally named in this Note.

15.6 Notice. All notices required or permitted by this Note shall be in writing and shall be deemed to have been duly given when delivered against receipt, or when deposited in the United States mail, registered mail, postage pre-paid, return receipt requested, addressed to Borrower at 8800 Village Drive, 2nd Floor, San Antonio, Texas 78217, and the Lender at 590 Madison Ave 28th Floor, New York, NY 10022. Either party may change the address to which notices are to be sent by giving notice of such change of address in conformity with the foregoing provisions.

II. Modifications

This Note states all of the obligations of Borrower and its subsidiaries to Lender, other than the obligations of Borrower under the indemnification and contribution provisions under the Advisory Agreement, which shall remain in full force and effect.

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IN WITNESS WHEREOF, the Borrower and Lender has executed this Promissory Note and Modification as of the date set forth on the first page hereof.

Clearday, Inc.

By:	/s/ James T. Walesa
Name:	James T. Walesa
Title:	Chief Executive Officer

A.G.P./Alliance Global Partners

By:	/s/ Thomas T. Higgins
Name:	Thomas T. Higgins
Title:	Managing Director

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